EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463, No. 333-161636, No. 333-166102, No. 333-173273 and No. 333-187361 on Form S-8 of our reports dated December 23, 2013, relating to the consolidated financial statements of Quiksilver, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended October 31, 2013.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 23, 2013